UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 24, 2008

HIGHWATER ETHANOL, LLC

(Exact name of small business issuer as specified in its charter)

Minnesota	333-137482	20-4798531
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

205 S. Main Street, PO Box 96

Lamberton, MN 56152

(Address of principal executive offices)

(507) 752-6160

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement and Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 24, 2008, we entered into a Construction Loan Agreement (the “Agreement”) with First National Bank of Omaha of Omaha, Nebraska (“FNBO”) and certain other financial institutions (collectively the “Banks”).  Under the Agreement, the Banks have agreed to loan us up to $61,000,000 for the purpose of partially funding the construction of our 55 million gallon per year ethanol plant, consisting of a $50,400,000 Construction Loan, together with a $5,000,000 Revolving Loan, and $5,600,000 to support the issuance of letters of credit by FNBO.

During the construction period, interest on the Construction Loan will be payable on a monthly basis on the outstanding principal amount at a variable rate equal to the one month LIBOR Rate, in effect from time to time, plus 350 basis points prior to maturity.  On the Construction Loan Termination Date, the Construction Loan will be converted into the Term Loan and replaced by the following term notes:

(a)

Fixed Rate Note. A loan in the maximum amount of $25,200,000. Interest on the Fixed Rate Note shall accrue at a per annum rate equal to the one month LIBOR Rate plus 300 basis points. The Fixed Rate Note will mature and terminate on the fifth anniversary of the Construction Termination Date.

(b)

Variable Rate Note. A loan in the maximum amount of $20,200,000 representing the principal balance of the Construction Note less the Fixed Rate Note and less the $5,000,000 Long Term Revolving Note. Interest on the Variable Rate Note shall accrue at a variable rate equal to the one month LIBOR Rate in effect from time to time plus 350 basis points. The Variable Rate Note will mature and terminate on the fifth anniversary of the Construction Loan Termination Date.

(c)

Long Term Revolving Note. A loan in the maximum amount of $5,000,000. Interest on the Long Term Revolving Note shall accrue at a variable rate equal to the one month LIBOR Rate, in effect from time to time, plus 350 basis points. The maximum amount available under the Long Term Revolving Note shall be reduced by $125,000 on a quarterly basis and shall be further reduced by the amount of excess cash flow payments as defined in the Agreement. We may borrow, repay and reborrow under the Long Term Revolving Loan, without penalty or premium, either the full amount of the Long Term Revolving Loan or any lesser sum until termination of the Long Term Revolving Note. The Long Term Revolving Note will mature and terminate on the fifth anniversary of the Construction Loan Termination Date.

We are obligated to repay the Term Loan as follows:

(a)

We will make monthly principal payments on the Fixed Rate Loan ranging from approximately $145,000 to $197,000 plus accrued interest on the eighth day of every month commencing one month immediately following the Construction Loan Termination Date. A final balloon payment of approximately $15,184,000 will be due on the termination date of the Fixed Rate Loan.

(b)

We will make monthly payments ranging from approximately $147,000 to $211,000 on the eighth day of every month commencing one month immediately following the Construction Loan Termination Date which shall be allocated as follows: (i) first to accrued and unpaid interest on the Long Term Revolving Note, (ii) next to accrued and unpaid interest on the Variable Rate Note, and (iii) next to principal on the Variable Rate Note.

(c)

After the Variable Rate Note has been fully paid, such monthly payments shall be allocated first to accrued and unpaid interest on the Long Term Revolving Note, and then to principal on the Long Term Revolving Note, with reductions in the availability thereof.

(d)

At the end of each fiscal year, we must apply an amount equal to 50% of our excess cash flow to the maximum availability of the Long Term Revolving Note. Excess cash flow is determined as EBITDA less taxes, capital expenditures, allowable distributions, and scheduled payments to the Banks and scheduled payments on the Bond Debt, as described below.

(e)	Notwithstanding the foregoing, all unpaid principal and accrued and unpaid interest for all Term Notes shall be due and payable on their respective termination dates, if not sooner paid.

Revolving Loan.  The Revolving Loan consists of a maximum $5,000,000 revolving line of credit.  The Revolving Loan shall not exceed in the aggregate principal amount the lesser of $5,000,000 or our Borrowing Base.  Our Borrowing Base is the aggregate of: (i) 75% of our corn inventory value, plus (ii) 75% of our ethanol and distillers grains accounts aged 30 days or less plus (iii) 75% of our finished goods inventory for ethanol and distillers grains, plus (iv) 100% of the positive balance of our hedging accounts pledged to FNBO, less (v) the negative balance of our hedging accounts.  Interest on the Revolving Loan shall accrue at a rate equal to the one month LIBOR Rate plus 350 basis points until maturity.  The Revolving Loan will mature and terminate on April 24, 2009.

In connection with the Construction Loan Agreement, we executed a mortgage in favor of FNBO creating a first lien on our real estate and plant and a security interest in all personal property located on the property.  In addition, we assigned in favor of FNBO, all rents and leases to our property, the design/build contract, our marketing contracts, our risk management services contract, and our natural gas, electricity, water service and grain procurement agreements.  The above described collateral will also secure $15,180,000 of solid waste facilities revenue bonds issued by the City of Lamberton, Minnesota.  FNBO and the Trustee, as defined below, have a consolidated first priority security interest in the collateral which equally and ratably secures each holder in proportion to the amount owed to each as either principal or interest.

In addition, during the term of the loans, we will be subject to certain financial covenants consisting of minimum working capital, minimum net worth, and maximum debt service coverage ratios.  After our construction phase we will be limited to annual capital expenditures of $1,000,000 without prior approval of the Banks.  We will also be prohibited from making distributions to our members of greater than 45% of our net income during any fiscal year if our debt leverage ratio (combined total liabilities to net worth) is greater than or equal to 1.0:1.0.  We must be in compliance with all financial ratio requirements and loan covenants before and after any such distributions are made to our members.  Our failure to comply with the protective loan covenants or maintain the required financial ratios may cause acceleration of the outstanding principal balances on the term notes and revolving note and/or the imposition of fees, charges or penalties.  Any acceleration of the debt financing or imposition of the significant fees, charges or penalties may restrict or limit our access to the capital resources necessary to continue plant construction or operations.

Upon an occurrence of an event of default or an event which will lead to our default, FNBO may, upon notice, terminate its commitment to loan funds and declare the entire unpaid principal balance of the loans, plus accrued interest, immediately due and payable.  An event of default includes, but is not limited to, our failure to make payments when due, insolvency, any material adverse change in our financial condition or our breach of any of the covenants, representations or warranties we have given in connection with the transaction.

Also on April 24, 2008, we entered into certain financing and credit arrangements with U.S. Bank National Association, as trustee (the “Trustee”) and the City of Lamberton, Minnesota (the “City”) in order to secure the proceeds from the sale of the solid waste facilities revenue bonds, Series 2008A (the “Bonds”) issued by the City in the aggregate principal amount of $15,180,000 pursuant to a trust indenture between the City and the Trustee (“Trust Indenture”).  The City has undertaken the issuance of the Bonds to finance the acquisition and installation of certain solid waste facilities in connection with our ethanol plant to be located near Lamberton, Minnesota.  The Bonds mature on December 1, 2022 and bear interest at a rate of 8.5%.

We have entered into a lease agreement (the “Lease”) with the City, whereby the City has agreed to lease to us the solid waste facilities in exchange for a series of lease payments to be paid to the Trustee, which will in turn be used to make the principal and interest payments on the Bonds.  We will make monthly interest payments beginning on December 1, 2008 and monthly principal payments beginning on November 25, 2009.  In addition to the monthly principal and interest payments, and following our scheduled payment on the FNBO loans, we will pay 25% of excess cash flow, as described above, to pay the principal, interest and redemption price of the Bonds when due.

The Bonds are secured by a mortgage on the real property and fixtures constituting our plant and security interests in certain tangible personal property located on the mortgaged property or used in connection with the plant.  Pursuant to the terms of the intercreditor agreement, such mortgage and security interests have been consolidated with the mortgage and security interests of FNBO to constitute a single first priority lien or security interest on the applicable collateral which ratably and equally secures all holders in proportion to the amount owed to the holders as either principal or interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HIGHWATER ETHANOL, LLC

April 30, 2008	/s/ Brian Kletscher
Date	Brian Kletscher, Chairman of the Board of Governors